PART IV

Exhibit 11

COMPUTATION OF NET INCOME PER COMMON SHARE

GENOVESE DRUG STORES, INC.

                                                 Fiscal Year Ended
                                     -------------------------------------------
                                     February 2,     February 3,     January 28,
                                        1996             1995           1994
                                     -----------     -----------     -----------
Primary:
  Weighted average shares
   outstanding (A)                    11,086,000      11,059,000      11,049,000
  Equivalent shares--dilutive
   stock options--based on
   Treasury stock method using
   average market price                      (B)             (B)             (B)
                                     -----------     -----------     -----------
                                      11,086,000      11,059,000      11,049,000
                                     -----------     -----------     -----------
Net income                           $ 7,607,000     $ 9,212,000     $ 8,306,000
                                     -----------     -----------     -----------
Net income per common share (A)      $       .69     $       .83     $       .75
                                     ===========     ===========     ===========

(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividends distributed in fiscal 1994, fiscal 1995 and fiscal 1996.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.

There is no significant difference between primary and fully diluted net income per common share.